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FOR IMMEDIATE RELEASE                                           [CITIGROUP LOGO]
CITIGROUP INC. (NYSE SYMBOL: C)
MAY 31, 2005


     CITIGROUP STATEMENT ON SETTLEMENT OF TRANSFER AGENT MATTER WITH THE SEC

New York, May 31, 2005 - Citigroup (NYSE: C) today announced that Smith Barney Fund Management LLC (SBFM), and Citigroup Global Markets, Inc. (CGMI) completed the settlement with the U.S. Securities and Exchange Commission disclosed by Citigroup in January 2005 resolving an investigation by the SEC into matters relating to arrangements between certain Smith Barney mutual funds (the Funds), an affiliated transfer agent, and an unaffiliated sub-transfer agent.

Under the terms of the settlement, Citigroup will pay a total of $208.1 million, consisting of $128 million in disgorgement and $80 million in penalties. These funds, less $24 million already credited to the Funds, will be paid to the US treasury and then distributed pursuant to a distribution plan to be prepared by Citigroup and approved by the SEC. The terms of the settlement have been fully reserved in prior periods.

The settlement, in which Citigroup has neither admitted nor denied any wrongdoing or liability, includes fraud charges resulting from failures by SBFM and CGMI to disclose aspects of the transfer agent arrangements to the Funds. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

In August 2004, Citigroup adopted a new mutual fund Vendor Policy that establishes procedures to ensure that the boards of the Funds have all the information they need to make fully informed decisions about retaining service providers, such as transfer agents, and that Fund boards have access to independent expert consultants to advise them on making these decisions. The Vendor Policy, amended with certain additional measures, has been incorporated into Citigroup's settlement with the SEC.

Robert B. Willumstad, President and Chief Operating Officer of Citigroup, said:
"Our most important mission is to assure our clients that their assets are secure in our care and that they can trust us to manage them with their interests at the forefront. We recognize that aspects of the transfer agency arrangements entered into six years ago did not reflect the way we think business should be done, and that is unacceptable. We are pleased to resolve this matter."
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Under the terms of Citigroup's new Vendor Policy and this settlement, among other things:

      - Citigroup will, at its own expense, retain an independent monitor accountable only to the Funds to oversee a competitive bidding process in the event that a Citigroup affiliate submits a proposal to provide transfer agency services to the Funds.

      - The Funds' boards may request that Citigroup retain - at its own expense - a qualified, independent consulting expert satisfactory to the boards to advise on the quality and cost of service to be provided anytime Citigroup recommends a Citigroup affiliate as a service provider (including but not limited to transfer agents).

      - The selection of service providers must be based on an evaluation of the quality and type of services to be provided and the relative costs of comparable services available from alternative providers.


Citigroup remains committed to the highest standards of business ethics, to best practice leadership in all its businesses, to fostering a culture of compliance second to none, and to maintaining our dedicated focus on serving our clients and shareholders.


                                      # # #


Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.


Media Contacts:                 Leah Johnson            (212) 559-9446
                                Shannon Bell            (212) 793-6206

Investors:                      Art Tildesley           (212) 559-2718
Fixed Income Investors:         John Randel             (212) 559-5091